Exhibit 10.26

Jiangsu Huhu Electromechanical Technology Co., Ltd

Re: Online Working Capital Loan with Bank of Ningbo

Jiangsu Huhu Electromechanical Technology Co., Ltd represents the following regarding the loan contract of Bank of Ningbo:

1.	Jiangsu Huhu Electromechanical Technology Co., Ltd. (hereinafter referred to as “Jiangsu Huhu”) signed an Online Working Capital Loan contract with Wuxi Branch of Bank of Ningbo Co., Ltd (hereinafter referred to as “Bank of Ningbo”) on March 28, 2022. It is agreed in the contract that Bank of Ningbo will provide Jiangsu Huhu with a loan up to the amount of RMB 3 million, valid from March 28, 2022 to March 28, 2023. During the duration, Jiangsu Huhu may request the bank of any capital needs within the agreed amount, and Bank of Ningbo shall issue the requested funds to the Company.

2.	Jiangsu Huhu had applied for a loan of 3 million yuan from Bank of Ningbo on April 1, 2022. This issuance is included in the framework agreement of online working capital loan. No other loan contracts have been signed.

Jiangsu Huhu Electromechanical Technology Co., Ltd.

March 2, 2023